Exhibit 99.n

MORGAN STANLEY LIMITED DURATION U.S. GOVERNMENT TRUST

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

INTRODUCTION

This plan (the “Plan”) is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), effective as of May 14, 2013. The Plan relates to shares of Morgan Stanley Limited Duration U.S. Government Trust, a registered open-end investment company (the “Fund”).  The Fund is distributed pursuant to a system (the “Multiple Class System”) in which each class of shares (each, a “Class” and collectively, the “Classes”) of the Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.                                       DISTRIBUTION ARRANGEMENTS

1.                                     Advisor Class Shares

Advisor Class shares are offered without the imposition of a front-end sales load (“FESL”) or a contingent deferred sales charge (“CDSC”).  Advisor Class shares are subject to payments under the Fund’s Amended and Restated Shareholder Services Plan, as compensation for the provision of services to shareholders, to Morgan Stanley Distribution, Inc. (the “Distributor”), its broker-dealer affiliates and other broker-dealers, financial institutions or intermediaries, assessed at an annual rate of up to 0.25% of average daily net assets.  The entire amount of such fee represents a service fee under the Rules of the Financial Industry Regulatory Authority (of which the Distributor is a member).

2.                                     Class I Shares

Class I shares are offered without imposition of a FESL, CDSC or service and/or distribution fees for purchases of Fund shares by (i) investors meeting an initial minimum investment requirement and (ii) certain other limited categories of investors, in each case, as may be approved by the Board of Trustees of the Fund and as disclosed in each Fund’s current prospectus.

3.                                     Additional Classes of Shares

The Board of Trustees of the Fund has the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

II.                                   EXPENSE ALLOCATIONS

Expenses incurred by the Fund will be allocated among the various Classes of shares pro rata based on the net assets of the Fund attributable to each Class, except that sub-accounting fees relating to a particular Class are allocated directly to that Class.

III.                              CLASS DESIGNATION

Advisor Class shares were established on June 4, 1991.  Class I shares were established on February 28, 2013.

IV.                              EXCHANGE PRIVILEGES

Class I shares may be exchanged for shares of the same Class of the other open-end investment companies to which Morgan Stanley Investment Management Inc. acts as investment adviser (each, a “Morgan Stanley Multi-Class Fund”) and for shares of Morgan Stanley California Tax-Free Daily Income Trust, Morgan Stanley Liquid Asset Fund Inc., Morgan Stanley New York Municipal Money Market Trust, Morgan Stanley Tax-Free Daily Income Trust and Morgan Stanley U.S. Government Money Market Trust (each, a “Morgan Stanley Money Market Fund” and together with the Morgan Stanley Multi-Class Funds, the “Morgan Stanley Funds”), without the imposition of an exchange fee, as described in the prospectus and/or statement of additional information of the Fund.

Advisor Class shares of the Fund may be exchanged for shares of other Morgan Stanley Funds if the Advisor Class shares were acquired in an exchange of shares initially purchased in a Morgan Stanley Multi-Class Fund.  In that case, the Advisor Class shares may be subsequently re-exchanged for shares of the same Class of any Morgan Stanley Multi-Class Fund, if available, as the initially purchased shares or for shares of a Morgan Stanley Money Market Fund, if available, without the imposition of an exchange fee, as described in the prospectus and/or statement of additional information of the Fund.

The exchange privilege of the Fund may be terminated or revised at any time by the Fund upon such notice as may be required by applicable regulatory agencies as described in the Fund’s prospectus.

VI.                               VOTING

Each Class shall have exclusive voting rights on any matter that relates solely to that Class (such as a 12b-1 plan or service agreement relating to such Class, if applicable). In addition, each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.